UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2021

AGRIFY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-39946	30-0943453
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

101 Middlesex Turnpike Suite 6, PMB 326 Burlington, MA	01803
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 896-5243

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AGFY	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

As previously disclosed, on February 19, 2021, Agrify Corporation (the “Company”) consummated an underwritten public offering (the “Offering”) of 5,555,555 shares of its common stock for a price of $13.50 per share, less certain underwriting discounts and commissions. Pursuant to an Underwriting Agreement, dated as of February 16, 2021 (the “Underwriting Agreement”), between the Company and Maxim Group LLC, as representative of the underwriters named therein (collectively, the “Underwriters”), the Company granted the Underwriters a 45-day option to purchase up to 833,333 additional shares of the Company’s common stock on the same terms and conditions for the purpose of covering any over-allotments in connection with the Offering.

Subsequently, the Underwriters exercised the over-allotment option, and on March 22, 2021, the Company closed on the sale of an additional 833,333 shares of common stock for a price of $13.50 per share, less a 7% underwriting commission. The exercise of the over-allotment option brings the total number of shares of common stock sold by the Company in connection with the Offering to 6,388,888 shares and the total net proceeds received in connection with the Offering to approximately $80 million, after deducting underwriting discounts and estimated offering expenses.

The Offering was made pursuant to the Company’s registration statement on Form S-1 (File No. 333-253005), which was declared effective by the Securities and Exchange Commission (the “SEC”) on February 16, 2021 under the Securities Act of 1933, as amended. A final prospectus describing the terms of the Offering was filed with the SEC and is available on the SEC’s website located at http://www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGRIFY CORPORATION

Date: March 22, 2021	By:	/s/ Niv Krikov
	Name:	Niv Krikov
	Title:	Chief Financial Officer

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